Exhibit 99.1

Greatbatch, Inc. Elects Michael Dinkins to its Board of Directors

CLARENCE, N.Y.--(BUSINESS WIRE)--November 7, 2008--Greatbatch, Inc. (the “Greatbatch”) (NYSE: GB) announced that Michael Dinkins has been elected to its Board of Directors. Mr. Dinkins also will serve on the Board’s Audit and Compensation & Organization Committees.

“We would like to welcome Michael Dinkins to our Board of Directors,” said Bill R. Sanford, Greatbatch’s Chairman. “He brings a wealth of experience to Greatbatch and his financial and medical industry background will further strengthen the overall depth of our Board.”

“I look forward to working together with Michael and the other Greatbatch Board members to deliver increased value for our shareholders,” commented Thomas J. Hook, President & Chief Executive Officer of Greatbatch. “His knowledge and insights will make a significant contribution to our company.”

Mr. Dinkins is Executive Vice President and Chief Financial Officer of USI Insurance Services, an insurance intermediary company. From 2005 until 2008, he was Executive Vice President and Chief Financial Officer of Hilb Rogal & Hobbs Co., an insurance and risk management services company. Prior to that, Mr. Dinkins held senior positions at Guidant Corporation, Access Worldwide Communications, Cadmus Communications Group and General Electric Company.

Mr. Dinkins is a director of LandAmerica Financial Group, Inc. a company whose subsidiaries’ products and services facilitate the purchase, sale, transfer and financing of residential and commercial real estate.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical products used in implantable medical devices for the cardiac rhythm management, neuromodulation, vascular and orthopedic markets. Additionally, Electrochem, a subsidiary of Greatbatch, is a world leader in the design and manufacture of technology solutions for some of the world’s most demanding and extreme applications. Additional information about the Company is available at www.greatbatch.com.

CONTACT:
Greatbatch, Inc.
Marco F. Benedetti
Corporate Controller
716-759-5856
mbenedetti@greatbatch.com